As filed with the Securities and Exchange Commission on May 26, 1998

                                                            Registration Number


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ---------------------

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         PACIFIC PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

        Delaware                                       36-3258753
------------------------                   ------------------------------------
(State of incorporation)                   (I.R.S. Employer Identification No.)

      6730 Mesa Ridge Road, Suite A, San Diego, CA 92121 - (619) 550-3900
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Pacific Pharmaceuticals, Inc. 1996 Equity Incentive Plan

                                      and

  Pacific Pharmaceuticals, Inc. Stock Option Plan for Non-Employee Directors
-------------------------------------------------------------------------------
                              (Full Title of Plan)

                              Dr. H. Laurence Shaw
                     President and Chief Executive Officer
      6730 Mesa Ridge Road, Suite A, San Diego, CA 92121 - (619) 550-3900
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                              Edward F. Cox, Esq.
                     Patterson, Belknap, Webb & Tyler LLP
        1133 Avenue of the Americas, New York, NY 10036  (212) 336-2030

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                                     Proposed            Proposed
       Title of                                      Maximum             Maximum           Amount of
   Securities to be         Amount to be           Offering Price    Aggregate Offering  Registration
      Registered           Registered (1)           Per Share (1)         Price (1)         Fee (1)
-----------------------------------------------------------------------------------------------------
Common                       232,000                  $0.71875             $166,750         $50.53
Stock                        100,000                  $0.75000               75,000          22.73
Par value $.02               250,000                  $0.87500              218,750          66.29
Per share                    280,000                  $1.06250              297,500          90.15
                             925,000                  $1.12500            1,040,625         315.34
                             115,000                  $1.25000              143,750          43.56
                             200,000                  $1.56250              312,500          94.70
                              50,000                  $1.87500               93,750          28.41
                              40,000                  $1.93750               77,500          23.48
                           3,695,977                  $0.62500            2,309,986         699.99
                           ---------                                     ----------      ---------
Total                      5,887,977                                     $4,736,111      $1,435.18

(1) Represents 1,842,000 shares of the common stock, par value $.02 (the "Common Stock"), of Pacific Pharmaceuticals, Inc. ("Pacific" or the "Registrant") reserved for issuance in connection with stock options issued under the Pacific Pharmaceuticals, Inc. 1996 Equity Incentive Plan (the "Incentive Plan"), 350,000 shares of Common Stock reserved for issuance in connection with stock options issued under the 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan" and together with the Incentive Plan, the "Plans") and an additional 3,695,977 shares which are available for issuance under the Plans. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the offering price for these additional shares is estimated for the sole purpose of computing the registration fee. Pursuant to Securities Act Rule 457(c), the proposed maximum offering price for these additional shares is calculated as the average of the high and low prices, reported by the American Stock Exchange of the Common Stock of the Registrant as of May 20, 1998.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          The documents containing information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed with the Commission by Pacific Pharmaceuticals, Inc. ("Pacific") (File No. 1-9613) are incorporated herein by reference and made a part hereof:

     (a) Pacific's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1997;

     (b) Pacific's Quarterly Report on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997 and December 31, 1997.

     (c)  Pacific's Reports on Form 8-K filed on June 10, 1997,
          September 29,1997 and March 23, 1998.

          All documents filed by Pacific pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, to be part hereof from the date of filing of such documents.

          The consolidated financial statements and the related financial statement schedules of Pacific incorporated by reference from Pacific's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report dated May 2, 1997 (June 23, 1997 as to the first paragraph of Note 8 and August 7, 1997 as to the second paragraph of Note 8) which report includes an explanatory paragraph referring to the activities of the Company and those of a developemnt stage enterprise, which is incorporated herein by reference.

ITEM 4.  DESCRIPTION OF SECURITIES.

          Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of such corporation. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any such actions referred to above, the corporation must indemnify him or her against the expenses and attorneys' fees he or she actually and reasonably incurred.

          The Sixth Article of Pacific's Certificate of Incorporation, as amended, provides for indemnification by Pacific of its officers and directors to the full extent allowed under Section 145 of the Delaware General Corporation Law, and reads as follows:

     Sixth: A director of this Corporation shall not be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except that this Article Sixth shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for a transaction from which the director derived an improper personal benefit.

     Any repeal or modification of the foregoing provision of this Article Sixth shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons who are eligible for indemnification pursuant thereto. The provisions of this Article Sixth shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of the Article Sixth.

          Article VIII of Pacific's Amended and Restated Bylaws provides for indemnification by Pacific of its officers and directors to the full extent permitted under Section 145 of the Delaware General Corporation Law, and reads as follows:

          ARTICLE VIII:  INDEMNIFICATION

     Section 8.1. GENERAL. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification of such expenses which such Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and
     (b) of this Section 8.1, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     (d)  Any indemnification under paragraphs (a) and (b) of this Section
     8.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 8.1 (such person being referred to herein as an "Indemnitee"). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

     (e) Any Indemnitee shall be entitled to control the defense of any action, suit or proceeding against him or her which may give rise to a right of indemnification pursuant to this Article VIII, PROVIDED, HOWEVER, that the Corporation shall select counsel to conduct such defense, which counsel shall be reasonably acceptable to the Indemnitee. In the event that an Indemnitee and other parties indemnified by the Corporation (such Indemnitee and other parties indemnified being herein referred to collectively as the "Indemnified Parties") are made or threatened to be made parties to the same or similar threatened, pending or completed action, suit or proceeding, the Indemnified Parties shall not be entitled to separate counsel unless the counsel selected by the Corporation advises the Corporation that there exists such material conflicts of interests among some or all of the Indemnified Parties so as to require separate representation for some or all of the Indemnified Parties, and such counsel advises the Corporation of the basis for such conflict and the group of Indemnified Parties so affected. Upon receipt of such advice of counsel, the Corporation shall select separate counsel for such group of Indemnified Parties, which counsel shall be reasonably acceptable to such group.

     (f) Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Article VIII. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

    (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     (h) For purposes of the Article VIII, references to the "Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employees benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Section 8.2. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the General Corporation Law of the State of Delaware.

          Under a policy of insurance, Pacific is entitled to be reimbursed for indemnity payments it is required or permitted to make to its directors and officers. In addition, Pacific's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by Pacific.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.  EXHIBITS.

          The documents listed hereunder are filed as exhibits hereto.

Exhibit Number      Description
--------------      -----------

      5             Opinion and Consent of Patterson, Belknap, Webb &
                    Tyler LLP.

      23.1 Consent of Patterson, Belknap, Webb & Tyler LLP (included in Exhibit 5 hereto).

      23.2          Consent of Deloitte & Touche, LLP.

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on May 21,1998

                                       PACIFIC PHARMACEUTICALS, INC.

                                       By /s/ H. LAURENCE SHAW
                                          -------------------------------------
                                          H. Laurence Shaw
                                          President and Chief Executive Officer

          Each person whose signature appears below constitutes and appoints Dr. H. Laurence Shaw and James Hertzog, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements, amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, or his substitute, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                          Date
---------                         -----                          ----

OFFICERS

/s/ H. Laurence Shaw
--------------------    President and                            May  21, 1998
H. Laurence Shaw        Chief Executive Officer
                        (Principal Executive Officer)

/s/ James Hertzog
-----------------       Controller                               May  21, 1998
James Hertzog           (Principal Financial and
                        Accounting Officer)

                                      11

Signature                         Title                          Date
---------                         -----                          ----

BOARD OF DIRECTORS

/s/ H. Laurence Shaw
--------------------    Chairman of the Board and                May  21, 1998
H. Laurence Shaw        Director

/s/ Jack H. Halperin
--------------------    Director                                 May  21, 1998
Jack H. Halperin

/s/ John G. Kringel
-------------------     Director                                 May  21, 1998
John G. Kringel

/s/ Robert A. Vukovich
----------------------  Director                                 May  21, 1998
Robert A. Vukovich

/s/ Michael S. Weiss
--------------------    Director                                 May  21, 1998
Michael S. Weiss

                               INDEX TO EXHIBITS

Exhibit Number         Description
--------------         -----------

       5               Opinion and Consent of Patterson, Belknap, Webb
                       & Tyler LLP.

       23.1 Consent of Patterson, Belknap, Webb & Tyler LLP (included in Exhibit 5 hereto).

       23.2            Consent of Deloitte & Touche, LLP.

                                      13